EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.77 on Record Revenues of $292 Million

ROGERS, Ark., Feb. 16, 2022 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the third quarter of fiscal year 2022.

“For the quarter, revenues were up almost 28% to a record $292 million, including an $11 million increase in interest income. Unit volumes were up slightly for the quarter, and the average sales price was up 24.8% to just over $17,000,” said Jeff Williams, President and CEO. “Unit sales volumes in November were up 20% compared to the prior year, up 7% in December, but down 21% in January. We believe this was primarily the result of the Omicron variant. While January had other challenges – weather as well as the timing of stimulus payments in the prior year period – we believe the Omicron variant was the primary cause of the decline in unit volume for January. The Omicron variant hit our region of the country later than most, but it appears to have followed the same trajectory as it has across the rest of the United States, and our workforce and our customer base have now returned to normal, pre-pandemic behavior. As such, we view January’s results as largely a one-time event. Again, the impact from the Omicron variant now appears to be behind us, and we are operating under more normalized conditions.”

“We operate in a difficult, but very good business. We encourage you to view our Investor Video, which covers important aspects of our business model and is available in the Investor Section of our website at www.car-mart.com. We operate in the $490 billion below-prime used auto market. We believe we are the leading integrated auto sales and finance company, but we have a very small percentage (less than a quarter of one percent) of the total market. What makes our business difficult also deters larger companies who cater to prime and near-prime customers from entering our business. We provide a necessary product and have an obligation to serve more customers,” said Mr. Williams.

“Once again, our industry has experienced drastic change, accelerated significantly by the COVID-19 pandemic. The average wholesale vehicle value is up over 45% in the last twelve months and up over 65% in the last two years. Since fiscal year 2018, we have been able to grow revenues from $612 million to over $1 billion, and EPS from $4.90 to $15.87 (each on a trailing 12-month basis),” said Mr. Williams. “We grew receivables from $501 million to over $1 billion at January 31, 2022, and repurchased $80 million of our common stock during this same time period. We accomplished this while increasing our debt from only $152 million to $373 million over the same period. We were able to achieve these results because we are unique in our ability to service our customers, in any type of environment. We are also unique in our capital structure. Our balance sheet, with an outstanding debt balance at 36% of receivables, gives us the flexibility to continue investing in our business, as well as repurchase shares when we believe they are undervalued. We have produced record earnings during this unprecedented period of disruption and change. We have an excellent long-term record, and that’s how we manage the business.”

“We are investing in key areas of the business so our dealerships can support 1,000 or more active customers (currently, our dealerships average 614 customers). We believe that these investments will enhance our business, and thus produce above average returns, make us a dramatically larger, more profitable company over time, and be even better at providing our customers with what they need. These investments are being made with a goal of increasing productivity per dealership from the current 33 units sold per dealership per month to 40 units and beyond over time, which we believe is a realistic vision of our future opportunities based on 40+ years of operating and supporting our high touch customers in the markets we serve,” said Mr. Williams. “We believe the potential financial impacts of leveraging our existing dealership base are very attractive and represent the highest and best use of our capital. Additionally, acquisitions represent a compelling growth opportunity as we look to expand our footprint. Areas that are receiving foundational investments include Recruiting, Training and Retention, Inventory Procurement/Management, Customer Experience and Digital/Information Technology. Collectively, there is a significant amount of baseline work that has taken place in all these critically important areas, and we are making good progress with our efforts.”

“On past quarterly earnings calls with investors, we have received questions about certain aspects of our business,” continued Mr. Williams. “We would like to highlight a few of these items and present them within the proper overall context of our business. Specifically, here are a few areas that we would like to mention:

“With respect to our ability to succeed in a rising price environment, the early data looks promising for our collections over longer contract terms. We believe that we can not only earn more absolute dollar profits, but also potentially earn percentage returns at historical levels, albeit over a longer period. While our contract term lengths have increased, they are still significantly below competitive offerings. We strive to provide unparalleled support for our customers after the sale to ‘Keep Them on the Road.’ Customer demand is strong and would be even stronger, but higher prices are keeping some customers out of the market for now. We provide basic transportation, perhaps less discretionary, than other car retailers. The overall rate of price increases has begun to slow, and we are hopeful that wholesale prices may decline. The higher the price, the more differentiated we are versus competitors who are unable to match our resources and adapt to new conditions as fast as we can. Better customers have choices, and we must be competitive with payments and terms.

“While a potential rapid decline in used car prices is possible, we don’t believe that there will be a collapse in the values of cars that we purchase for our consumers. There has been an overall shortage of good, basic, affordable vehicles for well over a decade. In our opinion, there is solid and increasing market demand for these vehicles. However, deflation, all things being equal, would be good for our business and customers. We would be in a good position to capitalize on the volume opportunities this scenario would present. Our economics get better as prices decline and, relative to others in the industry, our recoveries on repossessions are a smaller percentage of our overall profitability.

“Regarding gross margin, we manage the business to gross margin dollars, not percentage. While increased sales prices generally cause the gross margin percentage to go down, they result in higher gross profit dollars and greater interest income. All else being equal, gross margin percentage will decline as the term gets longer and increase as the term contracts. We have been able to achieve operating leverage within SG&A and we expect to continue to leverage our cost structure over time.”

“As Jeff mentioned, revenues increased 28% for the quarter driven by higher average retail prices and significantly higher interest income. Interest income increased $10.7 million for the quarter on average finance receivables of $999 million. Although we saw a continued increase in the average selling price of the vehicle, our revenue from our ancillary products accounted for approximately 14% of the increase as our new extended term service contracts are baked into our portfolio. As a result, the gross margin percentage stabilized compared to sequential quarters and the gross profit dollars per retail unit sold increased to $6,773, compared to $5,774 from the same period in the prior year. Our associates, who support our customers at all levels of the organization, are the most important part of our business. We are focused on the training, retention, and engagement of our associates especially in the current environment. While SG&A spend increased $5.8 million over the prior year quarter and $2.0 million over the sequential quarter, we continued to leverage SG&A costs at 15.5% of sales compared to 16.7% for the comparable prior year quarter,” said Vickie Judy, CFO.

“Total collections were strong and improved 8.2% per average customer. Our weighted average contract term for the portfolio is at 41.2 months compared to 35.7 months for the prior year quarter, an increase of 15.4% compared to the average retail sales price increase of 24.8%. Our focus continues to be putting a good customer in an affordable transaction so that they are successful in their contract. Net charge-offs increased to 5.3% compared to 4.9% in the prior year quarter. The stimulus money in December 2020 and January 2021 had some positive impact on both collections and net charge-off metrics in the prior year quarter. The current year metrics are still much improved compared to historical third quarter levels despite the increase in the average retail sales price, as our customers continue to perform well.”

“Our debt to receivables is at 36% at the end of the quarter,” added Ms. Judy, “During the first nine months of fiscal 2022, we grew finance receivables by $220 million, increased inventory by $37 million, repurchased $27 million of our common stock and funded $14 million in capital expenditures. Our investments in the increased inventory and capital expenditures reflect our commitment to providing the necessary inventory and facilities to support a growing customer base. We have remodeled or relocated 21 dealerships in the last nine months with six relocations currently in progress. Additionally, we welcomed the associates and customers of Smart Auto in Johnson City, Tennessee to the Car-Mart family at the beginning of the fourth quarter as we were able to complete the purchase of the dealership assets. Smart Auto-Johnson City brings a talented team of associates and helps to expand our footprint in Tennessee. We are excited for this opportunity and look forward to getting to know our customers and the community. Looking forward, we may utilize our conservative balance sheet to participate in the securitization market as it would allow us to serve more customers and allow for future growth. We have a 40-year history of managing through different environments. We are very excited about our future and believe we are making the investments to further enhance our business, and we have the balance sheet to grow and take advantage of market opportunities.”

Conference Call and Investor Presentation

Management will be holding a conference call on Thursday, February 17, 2022, at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031, conference ID #7595238. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #7595238.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross margin percentages;
  gross profit per retail unit sold;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from the current outbreak of the Omicron variant or any future adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments;
  the expiration of existing economic stimulus measures or other government assistance programs implemented in response to the COVID-19 pandemic or the adoption of further such stimulus measures or assistance programs;
  the availability of credit facilities and access to capital on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:  Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2022	Three Months Ended
	January 31,		vs.	January 31,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	14,126	14,053	0.5%
Average number of stores in operation	153	150	2.0
Average retail units sold per store per month	30.8	31.2	(1.3)
Average retail sales price	$17,076	$13,688	24.8
Total gross profit per retail unit sold	$6,773	$5,774	17.3
Same store revenue growth	26.8%	16.9%
Net charge-offs as a percent of average finance receivables	5.3%	4.9%
Total collected (principal, interest and late fees)	$137,893	$114,799	20.1
Average total collected per active customer per month	$490	$453	8.2
Average percentage of finance receivables-current (excl. 1-2 day)	80.8%	84.3%
Average down-payment percentage	5.4%	5.5%

Period End Data:
Stores open	153	151	1.3%
Accounts over 30 days past due	4.0%	2.8%
Active customer count	93,982	85,807	9.5
Finance receivables, gross	$1,029,203	$744,521	38.2
Weighted average total contract term	41.2	35.7	15.4%

Statements of Operations:
Revenues:
Sales	$252,918	$199,957	26.5%	100.0%	100.0%
Interest income	38,980	28,303	37.7	15.4	14.2
Total	291,898	228,260	27.9	115.4	114.2

Costs and expenses:
Cost of sales	157,248	118,816	32.3	62.2	59.4
Selling, general and administrative	39,179	33,423	17.2	15.5	16.7
Provision for credit losses	66,741	47,639	40.1	26.4	23.8
Interest expense	2,944	1,705	72.7	1.2	0.9
Depreciation and amortization	950	906	4.9	0.4	0.5
Loss on disposal of property and equipment	42	22	90.9	-	-
Total	267,104	202,511	31.9	105.6	101.3

Income before taxes	24,794	25,749		9.8	12.9

Provision for income taxes	6,024	5,867		2.4	2.9

Net income	$18,770	$19,882		7.4	9.9

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$18,760	$19,872

Earnings per share:
Basic	$2.89	$3.00
Diluted	$2.77	$2.85

Weighted average number of shares used in calculation:
Basic	6,487,310	6,634,125
Diluted	6,779,641	6,966,188

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Nine Months Ended		2022	Nine Months Ended
	January 31,		vs.	January 31,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	44,169	40,251	9.7%
Average number of stores in operation	152	150	1.3
Average retail units sold per store per month	32.3	29.8	8.4
Average retail sales price	$16,199	$13,307	21.7
Total gross profit per retail unit sold	$6,424	$5,691	12.9
Same store revenue growth	33.2%	12.1%
Net charge-offs as a percent of average finance receivables	14.5%	14.5%
Total collected (principal, interest and late fees)	$403,044	$334,936	20.3
Average total collected per active customer per month	$487	$449	8.5
Average percentage of finance receivables-current (excl. 1-2 day)	82.0%	84.6%
Average down-payment percentage	6.1%	6.4%

Period End Data:
Stores open	153	151	1.3%
Accounts over 30 days past due	4.0%	2.8%
Active customer count	93,982	85,807	9.5
Finance receivables, gross	$1,029,203	$744,521	38.2
Weighted average total contract term	41.2	35.7	15.4%

Statements of Operations:
(Dollars in thousands)
Revenues:
Sales	$750,942	$559,440	34.2%	100.0%	100.0%
Interest income	109,586	80,091	36.8	14.6	14.3
Total	860,528	639,531	34.6	114.6	114.3

Costs and expenses:
Cost of sales	467,179	330,380	41.4	62.2	59.1
Selling, general and administrative	115,140	94,716	21.6	15.3	16.9
Provision for credit losses	181,796	127,585	42.5	24.2	22.8
Interest expense	7,439	5,082	46.4	1.0	0.9
Depreciation and amortization	2,823	2,772	1.8	0.4	0.5
Loss (gain) on disposal of property and equipment	88	(42)	-	-	-
Total	774,465	560,493	38.2	103.1	100.2

Income before taxes	86,063	79,038		11.5	14.1

Provision for income taxes	19,433	18,396		2.6	3.3

Net income	$66,630	$60,642		8.9	10.8

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$66,600	$60,612

Earnings per share:
Basic	$10.18	$9.14
Diluted	$9.68	$8.73

Weighted average number of shares used in calculation:
Basic	6,540,450	6,631,450
Diluted	6,880,283	6,939,164

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	January 31,	April 30,	January 31,
	2022	2021	2021

Cash and cash equivalents	$2,603	$2,893	$4,161
Finance receivables, net	$797,237	$625,119	$558,941
Inventory	$119,596	$82,263	$68,554
Total assets	$1,044,592	$822,159	$741,937
Total debt	$373,156	$225,924	$210,478
Treasury stock	$284,030	$257,527	$256,731
Total equity	$450,540	$406,496	$363,274
Shares outstanding	6,446,574	6,625,885	6,615,688

Finance receivables:
Principal balance	$1,029,203	$809,537	$744,521
Deferred revenue - payment protection plan	(40,242)	(32,704)	(28,786)
Deferred revenue - service contract	(42,169)	(24,106)	(15,431)
Allowance for credit losses	(231,966)	(184,418)	(185,580)

Finance receivables, net of allowance and deferred revenue	$714,826	$568,309	$514,724

Allowance as % of principal balance net of deferred revenue	24.5%	24.5%	26.5%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2022	2021
Balance at beginning of period	$184,418	$155,041
Provision for credit losses	181,796	127,585
Charge-offs, net of collateral recovered	(134,248)	(97,046)
Balance at end of period	$231,966	$185,580

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2022	2021

Operating activities:
Net income	$66,630	$60,642
Provision for credit losses	181,796	127,585
Losses on claims for payment protection plan	14,748	13,898
Depreciation and amortization	2,823	2,772
Finance receivable originations	(718,275)	(524,820)
Finance receivable collections	293,458	254,845
Inventory	18,823	3,552
Deferred payment protection plan revenue	7,539	4,306
Deferred service contract revenue	18,062	3,790
Income taxes, net	5,289	(1,699)
Other	6,437	15,670
Net cash used in operating activities	(102,670)	(39,459)

Investing activities:
Purchase of investments	(1,319)	-
Purchase of property and equipment and other	(13,881)	(6,401)
Net cash used in investing activities	(15,200)	(6,401)

Financing activities:
Change in debt, net	148,460	(5,074)
Change in cash overdrafts	(1,801)	470
Debt issuance costs	(1,787)	(282)
Purchase of common stock	(26,503)	(9,820)
Dividend payments	(30)	(30)
Exercise of stock options and issuance of common stock	(759)	4,754
Net cash provided by (used in) financing activities	117,580	(9,982)

Decrease in cash	$(290)	$(55,842)